FOSTER WHEELER ANNOUNCES ADDITIONAL DEBT REDUCTION TRANSACTIONS;

COMPANY DECLARES DEBT REDUCTION PROGRAM SUCCESSFULLY COMPLETED

•	Debt to be reduced by an additional $121.1 million
•	Debt at lowest level in over 20 years
•	$850.8 million of debt eliminated since year-end 2001

HAMILTON, BERMUDA, April 25, 2006--Foster Wheeler Ltd. (Nasdaq: FWLT) announced today a number of transactions that will successfully complete the Company’s debt reduction program. Following these latest transactions, which will eliminate an additional $121.1 million of debt (including unamortized premium), the Company’s total remaining debt will be at its lowest level in over twenty years and will almost entirely be comprised of limited recourse project debt and capitalized lease obligations. All of these transactions are accretive to expected 2006 earnings per share, excluding related one-time accounting charges.
The Company has agreed to exchange 1,277,900 new common shares for $50.0 million of outstanding aggregate principal amount of its 10.359% Senior Secured Notes due September 15, 2011. The exchange is expected to be completed no later than April 27, 2006.
In addition, the Company has called for redemption the remaining $61.5 million aggregate principal amount of its outstanding 10.359% Senior Notes. On May 25, 2006, the Company will redeem for cash all of its then outstanding Senior Notes at a redemption price equal to the make-whole price plus accrued and unpaid interest to the redemption date.
The Company has also called for redemption the remaining $6.0 million outstanding aggregate principal amount of its 9.00% Trust Preferred Securities. On May 26, 2006, the Company will redeem for cash all of the then outstanding Trust Preferred Securities at a redemption price equal to $25 per Trust Preferred Security, plus accrued and unpaid interest to the redemption date.
"When we began the turnaround of Foster Wheeler, my commitment to our clients and to the approximately 9,000 dedicated professionals worldwide who make this company special, was that we would provide our operating groups a parent company whose financial structure was equal to, or stronger than, our competition,” said Raymond J. Milchovich, chairman, president and chief executive officer. "With these latest transactions, we now have a capital structure that will enable Foster Wheeler to compete with anyone in our space, and win. We have transformed the Company’s capital structure and can now focus all our energy on what we do best: safely delivering cost-effective, technically advanced equipment, facilities and services that meet or exceed our clients’ expectations.”

The Company will continue to consider the repurchase or redemption of its remaining debt, as appropriate, using excess cash from operations. However, this will only be done if it is deemed to be the best use of that cash as the Company evaluates opportunities for growth and investment in its core businesses.
As of April 19, 2006, and prior to these transactions, 66,675,649 of the Company's common shares were issued and outstanding.

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Notes to Editors:
1.
Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of engineering, procurement, construction, manufacturing, project development and management, research and plant operation services. Foster Wheeler serves the refining, upstream oil and gas, LNG and gas-to-liquids, petrochemical, chemicals, power, pharmaceuticals, biotechnology and healthcare industries. The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, New Jersey, USA. For more information about Foster Wheeler, visit our Web site at www.fwc.com.

2.	Safe Harbor Statement
This news release contains forward-looking statements that are based on management’s assumptions, expectations and projections about the Company and the various industries within which the Company operates. These include statements regarding the Company’s expectations regarding revenues (including as expressed by its backlog), liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims, and the costs of current and future asbestos claims, and the amount and timing of related insurance recoveries. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The Company cautions that a variety of factors, including but not limited to the factors described under the heading “Business—Risk Factors of the Business” in the Company’s most recent annual report on Form 10-K and the following, could cause the Company’s business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the power, oil and gas, pharmaceutical, chemical/petrochemical and environmental industries, changes in the financial condition of customers, changes in regulatory environment, changes in project design or schedules, contract cancellations, changes in estimates made by the Company of costs to complete projects, changes in trade, monetary and fiscal policies worldwide, currency fluctuations, war and/or terrorist attacks on facilities either owned or where equipment or services are or may be provided, outcomes of pending and future litigation, including litigation regarding our liability for damages and insurance coverage for asbestos exposure, protection and validity of patents and other intellectual property rights, increasing competition by foreign and domestic companies, compliance with debt covenants, recoverability of claims against customers and others, changes in estimates used in critical accounting policies. Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond the Company’s control. You should consider the areas of risk described above in connection with any forward-looking statements that may be made by the Company. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures the Company makes in proxy statements, quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K filed with the Securities and Exchange Commission.

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